As filed with the Securities and Exchange Commission on March 3, 2011
Registration No. 333-167569

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
POST-EFFECTIVE AMENDMENT NO. 1 TO
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SPECTRUM BRANDS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	27-2166630
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

601 Rayovac Drive
Madison, Wisconsin 53711
(Address of Principal Executive Offices, Including Zip Code)

Spectrum Brands, Inc. 2009 Incentive Plan
(Full title of the plans)

Nathan Fagre, Esq.
General Counsel and Secretary
Spectrum Brands Holdings, Inc.
601 Rayovac Drive
Madison, Wisconsin 53711
(Name and address of agent for service)

(608) 275-3340
(Telephone number, including area code, of agent for service)

Copies to:

Raphael M. Russo, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
212-373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company.)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.01 per share(1)	(1)	(1)	(1)	(1)

(1)
No additional shares are being registered and registration fees were paid upon filing of the original Form S-8 Registration Statement with the Securities and Exchange Commission on June 16, 2010 (Registration No. 333-167569) for the Spectrum Brands, Inc. 2009 Incentive plan.  Therefore, no further registration fee is required.

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DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-167569) (the “Registration Statement”) of Spectrum Brands Holdings, Inc., a Delaware corporation (the “Registrant”), which was filed with the Securities and Exchange Commission (the “Commission”) on June 16, 2010. The Registration Statement was filed in connection with the registration of 3,333,333 shares of common stock, par value $0.01 per share (“Spectrum Shares”), of the Registrant under the Spectrum Brands, Inc. 2009 Incentive Plan, as amended (the “2009 Plan”).

Effective March 1, 2011, the Registrant suspended the issuances of new Spectrum Shares under the 2009 Plan and adopted, effective on such date, a new plan, the Spectrum Brands Holdings, Inc. 2011 Omnibus Equity Award Plan (the “2011 Plan”). The Registration Statement is hereby amended to provide that the 2,665,400 Spectrum Shares available for issuance under the 2009 Plan, which have not been issued (the “Unissued Shares”), are no longer issuable under the 2009 Plan and may now be issued under the 2011 Plan. A registration statement on Form S-8 with respect to the Spectrum Shares to be issued under the 2011 Plan, including the Unissued Shares, is being filed with the Commission concurrently with this Post-Effective Amendment No. 1.

The Registration Statement shall remain in effect for purposes of outstanding stock awards granted under the 2009 Plan.

The contents of the Registration Statement are otherwise incorporated by reference into this Post-Effective Amendment No. 1 to such Registration Statement, except as described herein.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on this 3rd day of March, 2011.

SPECTRUM BRANDS HOLDINGS, INC.

By:	/s/ Nathan Fagre
Name: Nathan Fagre
Title: General Counsel and Secretary